GLENAYRE WESTERN MULTIPLEX
                            1999 OPERATING BONUS PLAN
                                                                    EXHIBIT 10.5

Purpose
--------

The Glenayre Western Multiplex 1999 Operating Bonus Plan (the "Plan") is intended to motivate employees to maximize the profits of Glenayre Western Multiplex.

Calculation of Bonus
--------------------

You will be entitled to receive a cash bonus for 1999 based on your annual base salary and Income of Glenayre Western Multiplex for the 1st, 2nd, 3rd and 4th quarters of 1999.

At the Target Income level, your total 1999 bonus will equal:

        Your Bonus Percentage TIMES your Annual Base Salary


For example, if your annual base salary is $30,000 and your Bonus Percentage is 6%, you would be paid a 1999 bonus of $1,800 if Glenayre Western Multiplex achieves the total Target Income for the 1st, 2nd, 3rd and 4th quarters of 1999.

If Glenayre Western Multiplex's actual Income is equal or more than the Minimum Income but less than the Target Income, your bonus would be decreased proportionately. If Glenayre Western Multiplex achieves only the Minimum Income level, you would receive 70% of the bonus at the Target Income level. No bonus will be paid if Glenayre Western Multiplex does not achieve at least the Minimum Income.

Likewise, if the actual Income is more than the Target Income, your bonus will be increased proportionately (up to the Maximum Income). If Glenayre Western Multiplex achieves the Maximum Income level, you would receive 200% of the bonus at the Target Income level.

Income targets (as well as cumulative Income targets) have been set for Glenayre Western Multiplex for the 1st, 2nd, 3rd and 4th quarters. You would receive a bonus for a particular quarter if Glenayre Western Multiplex achieves either the quarterly Target Income or the cumulative Target Income for that quarter.

For purposes of this Plan, "Income" is defined as net sales LESS cost of sales, research & development and selling, general and administrative expenses, EXCLUDING deductions for interest expense and income tax and EXCLUDING interest income and other income not from operations (all as determined under Glenayre's normal accounting methods).


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                           GLENAYRE WESTERN MULTIPLEX
                            1999 OPERATING BONUS PLAN
                                     Page 2



Payment of Bonus
----------------
Bonus payments will be made quarterly based on the achievement of the Income targets.

You must be a Glenayre Western Multiplex employee on the last day of the applicable quarter to receive a bonus payment for that quarter. All payments are made through a special payroll check with all applicable taxes and contributions withheld. Payment will be made within 45 days after the first, second and third quarters and after the completion of the Glenayre 1999 financial statements for the fourth quarter.

Miscellaneous
--------------

You must be a full time regular employee of Glenayre Western Multiplex to participate in this Plan. No employee of Glenayre Western Multiplex who participates in Glenayre Western Multiplex's sales plan is eligible to participate in the Plan also. Participation in the Plan is not a guarantee of employment. The Plan is subject to change or revocation at the discretion of the Board of Directors or the Chief Executive Officer of Glenayre Technologies, Inc. In the event that Glenayre Western Multiplex is sold during 1999, the Plan will be terminated and you will be paid the bonus you earn through the closing date of the sale based on Glenayre Western Multiplex's pro rata Income through that date.